SCHEDULE A
TO THE INVESTMENT ADVISORY AGREEMENT
BETWEEN THE DIREXION FUNDS AND RAFFERTY ASSET MANAGEMENT, LLC

Pursuant to section 1 of the Investment Advisory Agreement between the Direxion Funds (the “Trust” and Rafferty Asset Management, LLC (“Rafferty”), the Trust hereby appoints Rafferty to manage the investment and reinvestment of the Portfolios of the Trust listed below.  As compensation for such, the Trust shall pay to Rafferty pursuant to section 7 of the Investment Advisory Agreement a fee, computed daily and paid monthly, at the following annual rates as percentages of each portfolio’s average daily net assets:

Total Market Bull 2.5X Fund	0.75%	Total Market Bear 2.5X Fund	0.75%
S&P 500® Bull 2.5X Fund	0.75%	S&P 500® Bear 2.5X Fund	0.75%
NASDAQ-100® Bull 2.5X Fund	0.75%	NASDAQ-100® Bear 2.5X Fund	0.75%
Mid Cap Bull 2.5X Fund	0.75%	Mid Cap Bear 2.5X Fund	0.75%
Small Cap Bull 2.5X Fund	0.75%	Small Cap Bear 2.5X Fund	0.75%
Equity Income Bull 2.5X Fund	0.75%	Equity Income Bear 2.5X Fund	0.75%
NASDAQ-100® Bull 1.25X Fund	0.75%	S&P 500® Bear 1X Fund	0.75%
Dow 30 Bull 1.25X Fund	0.75%

Dollar Bear 2.5X Fund	0.75%	Dollar Bull 2.5X Fund	0.75%

Japan Bull 2X Fund	0.75%	Japan Bear 2X Fund	0.75%
Emerging Markets Bull 2X Fund	0.75%	Emerging Markets Bear 2X Fund	0.75%
Developed Markets Bull 2X Fund	0.75%	Developed Market Bear 2X Fund	0.75%
Latin America Bull 2X Fund	0.75%	Latin America Bear 2X Fund	0.75%
BRIC Bull 2X Fund	0.75%	BRIC Bear 2X Fund	0.75%
Brazil Bull 2X Fund	0.75%	Brazil Bear 2X Fund	0.75%
China Bull 2X Fund	0.75%	China Bear 2X Fund	0.75%
India Bull 2X Fund	0.75%	India Bear 2X Fund	0.75%
Russia Bull 2X Fund	0.75%	Russia Bear 2X Fund	0.75%
EM Debt Bull Fund	0.75%	EM Debt Bear Fund	0.75%

Commodity Trends Strategy Fund[1]	1.00%
Clean Energy Bull 2X Fund	0.75%	Clean Energy Bear 2X Fund	0.75%
Real Estate Bull 2X Fund	0.75%	Real Estate Bear 2X Fund	0.75%

1     The fee paid by the Commodity Trends Strategy Fund is based on the average daily net asssets of the Fund that are not invested in the Fund’s wholly owned subsidiary.

Commodity Bull 2X Fund	0.75%	Commodity Bear 2X Fund	0.75%
Biotech Bull 2X Fund	0.75%	Biotech Bear 2X Fund	0.75%
Oil & Gas Bull 2X Fund	0.75%	Oil & Gas Bear 2X Fund	0.75%
Precious Metals Bull 2X Fund	0.75%	Precious Metals Bear 2X Fund	0.75%
Healthcare Bull 2X Fund	0.75%	Healthcare Bear 2X Fund	0.75%
Financial Bull 2X Fund	0.75%	Financial Bear 2X Fund	0.75%

10 Year Note Bull 2.5X Fund	0.75%	10 Year Note Bear 2.5X Fund	0.75%
Dynamic High Yield Bond Fund	0.75%	HY Bear Fund	0.75%
US Government Money Market	0.50%

Evolution Managed Bond Fund	1.00%	Evolution All-Cap Equity Fund	1.00%
Evolution Large Cap Fund	1.00%	Evolution Small Cap Fund	1.00%
Evolution Total Return Fund	1.00%

HCM Freedom Fund	1.00%

Spectrum Select Alternative Fund	1.00%	Spectrum Global Perspective Fund	1.00%
Spectrum Equity Opportunity Fund	1.00%

PSI Calendar Effects Fund	1.15%	PSI Core Strength Fund	1.15%
PSI Macro Trend Fund	1.15%	PSI Total Return Fund	1.15%

Dated:  September 22, 1997, as amended most recently on June 4, 2008.